OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Exhibit 99.(a)

OneBeacon 401(k) Savings
and Employee Stock Ownership Plan

Financial Statements and Supplemental Schedules
Annual Report of Employee Benefit Plan
Under ERISA of 1974
For the Years Ended December 31, 2016 and 2015

1

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

___________________________

*
Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Participants and Administrator of
OneBeacon 401(k) Savings and Employee Stock Ownership Plan
Plymouth, Minnesota

We have audited the accompanying statements of net assets available for benefits of OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the Plan) as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.

The supplemental Schedule of Assets (Held at End of Year) - Form 5500, Schedule H, Part IV, Line 4i and Schedule of Reportable Transactions - Form 5500, Schedule H, Part IV, Line 4j as of and for the year ended December 31, 2016 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
June 27, 2017

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits
As of December 31, 2016 and 2015

	December 31,
	2016	2015
Assets
Investments at fair value	$615,492,974	$529,920,973
Cash	—	—
Receivables:
Interest, dividends and other receivable	73	17
Receivable for securities sold	295,042	193,053
Notes receivable from participants	4,204,230	4,351,589
Employer contributions – ESOP	—	6,089,040
Employer contributions – 401(k)	—	57,186
Participant contributions – 401(k)	259,398	215,603
Total Receivables	4,758,743	10,906,488
Total Assets	620,251,717	540,827,461

Liabilities
Payable for securities purchased	—	448,036
Accrued administrative and custody expenses	43,500	42,200
Total Liabilities	43,500	490,236

Net Assets Available for Benefits	$620,208,217	$540,337,225

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2016 and 2015

	Year ended December 31,
	2016	2015
Additions
Investment income:
Interest and dividend income	$11,010,091	$14,388,608
Net appreciation (depreciation) in fair value of investments	40,956,677	(21,122,651)
Net investment income (loss)	51,966,768	(6,734,043)

Contributions:
Employer – ESOP	—	6,089,040
Employer – 401(k)	1,602,215	3,389,247
Participant – 401(k)	12,579,918	12,670,337
Total contributions	14,182,133	22,148,624

Interest income, notes receivable from participants	180,316	167,428
Rollovers	7,248,193	2,325,840
Total additions	73,577,410	17,907,849

Deductions
Benefits paid to participants	40,264,928	63,034,390
Administrative and custody expenses	509,692	703,432
Total deductions	40,774,620	63,737,822

Net increase (decrease) prior to transfers	32,802,790	(45,829,973)

Transfers in from other plan	47,068,202	—

Net increase (decrease)	79,870,992	(45,829,973)

Net Assets Available for Benefits:
Beginning of year	540,337,225	586,167,198
End of year	$620,208,217	$540,337,225

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements
A.Description of the Plan
The following description of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), as further described below, provides only general information. Participants should refer to the Plan document and related amendments for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan covering substantially all employees of OneBeacon Services, LLC (“OB Services” or the “Company”) and Atlantic Specialty Insurance Company (“ASIC”) (collectively, the “Companies”), indirect and wholly-owned subsidiaries of OneBeacon Insurance Group, Ltd. (“OneBeacon”). The following entities are also participating employers of the Plan: A.W.G. Dewar, Inc., Guilford Holdings, Inc., White Mountains Capital, Inc., White Mountains Financial Services LLC, and White Mountains Insurance Group, Ltd. (“White Mountains”). White Mountains is the majority shareholder of OneBeacon. See Note H - Subsequent Events.
The Plan in its respective 401(k) and employee stock ownership (“ESOP”) components is designed to comply with Sections 401(a), 501(a) and 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986 (the “IRC”) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee, record keeper and custodian is Vanguard Fiduciary Trust Company (“Vanguard,” “Trustee,” and “Record Keeper”).
Eligibility
Employees of the Companies are eligible to participate in the Plan on date of hire. Eligible employees who have not enrolled after 60 days of being hired are automatically enrolled in the 401(k) component of the Plan at a 6% (3% for those enrolled prior to April 1, 2016) employee contribution rate, with contributions invested in the appropriate age-based Target Retirement Trust, unless waived by the employee. In order to receive an allocation of contributions to the ESOP component, as described below, a participant must be an eligible employee on the last business day of the Plan year, typically December 31st of each year. All participants who are not participants in a long-term incentive plan, an incentive compensation program for certain senior level employees, are also eligible to receive an allocation of any additional (variable) employer contribution to the ESOP component. For 2016, an amendment was made that allowed any White Mountains controlled group employees who were actively employed on January 1, 2016 and were OneBeacon Pension Plan participants to receive a fixed ESOP contribution for 2016, regardless of general plan eligibility requirements.
Contributions
Participants may contribute up to 40% of annual compensation, as defined in the Plan document, on a pre-tax, after-tax and/or Roth basis into the 401(k) component of the Plan. Participants may direct their contributions into various investment options offered by the Plan. The employers have historically matched 50% of the first 6% of compensation, as defined in the Plan document, that a participant contributed to the Plan. Beginning July 1, 2016, the matching contribution was replaced with a fixed 3% of annual compensation discretionary employer contribution (subject to federal limits on allowable contributions in a given year). These employer contributions are invested to mirror the employee contributions, and if no employee contributions, invested in the Plan Qualified Default Investment Alternative ("QDIA") - the age appropriate Vanguard Target Retirement Trust. Eligible participants who attain age 50 before the end of the Plan year may make catch up contributions to the Plan. Contributions are subject to Internal Revenue Service (“IRS”) limitations.
For the ESOP contribution, the employers contribute to the Plan, subject to the discretion of the Board of Directors (the “Board”), an amount equal to 3% of compensation, as defined in the Plan document, to eligible participants. The contribution may be in the form of cash, OneBeacon common shares, or White Mountains common shares, depending on employer. The employers, subject to the discretion of the Board, may also make an additional variable contribution of up to 6% of compensation based on OneBeacon’s or White Mountains’ performance during the respective Plan period. For the years ended December 31, 2016 and 2015, the Companies’ variable contribution was 2.6% and 3.0%, respectively, with the contribution allocated to the OneBeacon Company Stock Fund (the “OB Fund”). For the years ended December 31, 2016 and 2015, White Mountains’ variable contribution was 2.6% and 4.5%, respectively, with the contribution allocated to the White Mountains ESOP Fund (the “WTM Fund”). Contributions are subject to certain limitations, as defined in the Plan document.
As described in the nonparticipant-directed investment section below, beginning in 2016, employer contributions may be made from the nonparticipant-directed investment balance.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Voting Rights
Participants are entitled to direct the Plan’s Trustee as to how to vote OneBeacon or White Mountains common shares attributable to investment fund units held on any matter submitted to the shareholders of OneBeacon or White Mountains for a vote.
Participant Accounts
Each participant’s account is credited with the participant’s contribution and allocations of (a) the employers’ contribution and (b) Plan earnings, net of an allocation of investment fees. Allocations are based on participant earnings or account balances, as defined in the Plan document. Each participant’s account is debited by the participant’s withdrawals and an allocation of Plan losses and applicable loan fees or administrative expenses, if any. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Vesting
Participants are vested immediately in their contributions plus actual earnings thereon, as well as in dividends from the OB Fund or WTM Fund. Vesting in the employers’ contribution portion of their accounts is based on years of service. A participant is 100% vested after three years of credited service; no vesting occurs prior to the end of the third year of credited service. Participants with less than three years of service are 100% vested upon termination of employment, if that termination is a result of the sale of a business unit or reduction in force.
Put Option
If a participant holds OneBeacon or White Mountains common shares in the Plan and the participant elects to have the shares distributed during a period in which trading of the shares has been suspended, the participant has the right to sell such shares to OneBeacon or White Mountains at fair market value, as defined in the Plan document. OneBeacon and White Mountains did not repurchase any shares from plan participants during the 2016 and 2015 plan years.
Diversification
In order to minimize the investment risk from holding a large amount of stock in a single issuer, the Plan allows participants to diversify their OB Fund or WTM Fund investment. Prior to February 1, 2016, a participant could transfer his or her vested OB Fund or WTM Fund account balance into any of the investment options maintained within the Plan. Effective February 1, 2016, a participant may transfer his or her vested or non-vested OB or WTM Fund account balance into any of the investment options maintained within the Plan.
Forfeitures
Forfeitures, which result from employee terminations, are used to reduce employer contributions. The balance as of December 31, 2016 and 2015 in the forfeiture account was $283,533 and $34,401, respectively. During 2016 and 2015, $200,060 and $129,915, respectively, of forfeited funds were used to offset employer contributions. During 2017, employer contributions for the 2016 ESOP component were funded by $300,000 of forfeited funds.
Notes Receivable from Participants
Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus 1% as of the beginning of the month in which the loan was made. At December 31, 2016 and 2015, participant loans of $4,204,230 and $4,351,589, respectively, were outstanding and are reflected as Notes receivable from participants in the Statements of Net Assets Available for Benefits. As of December 31, 2016 and 2015, the prime rate was 3.51% and 3.26% respectively. As of December 31, 2016 and 2015, the range of interest rates on loans outstanding was 4.25% to 9.25%.
Payment of Benefits
Following termination of service, a participant may elect to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or substantially equal installments over time, or a combination thereof. The Plan requires participant balances greater than $1,000 and less than $5,000 that are not distributed to the participant to be automatically rolled over to an individual retirement account. The Plan requires participant balances less than $1,000 to be automatically cashed out.
Expenses
The Plan paid the majority of administrative expenses, including audit and investment management fees, as well as certain administrative and custody fees paid to Vanguard and The Bank of New York Mellon (“Mellon”), a former custodian of some of

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

the assets of the Plan. The Plan incurred $509,692 and $703,432, respectively, in fees for the years ended December 31, 2016 and 2015. Prior to October 1, 2015 terminated participants in the Plan were charged a quarterly administrative fee which was used to pay expenses of the Plan or to reduce employer contributions. Beginning October 1, 2015, all participants began paying a explicit quarterly fee, instead of the implicit fee included in the fund return.
Investment management fees and operating expenses charged to the Plan for investments in registered investment companies are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.
Plan Termination
While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of employer contributions, becomes immediately 100% vested and shall be distributed to the participants.
Contributions Receivable
Employer and participant contributions receivable consist of contributions that pertain to the current plan year which are contributed in the subsequent year and include employer contributions of $6,089,040 at December 31, 2015 related to the ESOP component; employer contributions of $57,186 at December 31, 2015 related to the 401(k) contribution component; and participant contributions of $259,398 and $215,603 related to the 401k elective deferral component at December 31, 2016 and 2015, respectively. There were no employer contributions receivable as of December 31, 2016, as these amounts were funded in 2017 with transfers from the nonparticipant-directed investments and forfeiture balances. See discussion of nonparticipant-directed investments below.
Accrued Administrative and Custody Expenses
Accrued administrative and custody expenses at December 31, 2016 and 2015 of $43,500 and $42,200, respectively, represent audit, investment management, Trustee and custodian expenses incurred by the Plan due to be paid at year-end.
Plan Transfers/Nonparticipant-Directed Investments
During 2016, $47,068,202 in assets were transferred from the Company's legacy Qualified Pension Plan, which had excess invested assets after it was terminated during 2016. Based on a private letter ruling received from the IRS and in order to properly accept the transfer of assets, the Plan was amended to be considered a Qualified Replacement Plan ("QRP") for tax purposes. At that time, a QRP account (nonparticipant-directed investments) was established within the Plan for these assets. These nonparticipant-directed investments will be used to fund the Company's future employer contributions. During 2016, nonparticipant-directed investments of $1,972,903 were used to fund employer contributions, and as a result, the applicable assets were transferred from the QRP account to participant-directed investments. During 2017, employer contributions for the 2016 ESOP component and the 2016 401(k) component were funded by $5,234,458 and $75,077, respectively, of funds transferred from the nonparticipant-directed investments to participant-directed investments. See Note D - Nonparticipant-Directed Investments.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

Investment Options
During the plan years ended December 31, 2016 and 2015, participants were able to allocate all contributions among various registered investment company options, two company stock funds, collective trusts, and until June 30, 2015, specific Plan-sponsored funds comprised of stocks, convertible fixed maturity investments and fixed maturity investments as follows:

Baron Asset Fund(1)	Vanguard Target Retirement 2045 Fund(1)
OneBeacon Equity Fund(2)	Vanguard Target Retirement 2050 Fund(1)
OneBeacon Fully Managed Fund(2)	Vanguard Target Retirement 2055 Fund(1)
OneBeacon Company Stock Fund	Vanguard Target Retirement 2060 Fund(1)
PIMCO Foreign Bond Fund(3)	Vanguard Target Retirement 2010 Collective Trust II(4)
Vanguard High-Yield Corporate Fund Investor Shares(1)	Vanguard Target Retirement 2015 Collective Trust II(4)
Vanguard Institutional Index Fund	Vanguard Target Retirement 2020 Collective Trust II(4)
Vanguard International Growth Fund Admiral Shares(1)	Vanguard Target Retirement 2025 Collective Trust II(4)
Vanguard International Value Fund(1)	Vanguard Target Retirement 2030 Collective Trust II(4)
Vanguard Long-Term Investment Grade Fund Investor Shares(1)	Vanguard Target Retirement 2035 Collective Trust II(4)
Vanguard Mid-Cap Index Fund Institutional Shares	Vanguard Target Retirement 2040 Collective Trust II(4)
Vanguard Morgan Growth Fund Admiral Shares	Vanguard Target Retirement 2045 Collective Trust II(4)
Vanguard Prime Money Market Fund(5)	Vanguard Target Retirement 2050 Collective Trust II(4)
Vanguard Federal Money Market Fund(6)	Vanguard Target Retirement 2055 Collective Trust II(4)
Vanguard Retirement Savings Trust III Collective Trust(4)	Vanguard Target Retirement 2060 Collective Trust II(4)
Vanguard Retirement Savings Trust IV Collective Trust(1)	Vanguard Target Retirement Income Fund(1)
Vanguard Selected Value Fund(1)	Vanguard Target Retirement Income Trust II(4)
Vanguard Short-Term Investment Grade Fund Investor Shares(1)	Vanguard Total Bond Market Index Fund Admiral Shares(3)
Vanguard Small-Cap Index Fund Institutional Shares	Vanguard Total International Stock Index Fund Institutional Shares
Vanguard Target Retirement 2010 Fund(1)	Vanguard Wellington Fund Admiral Shares(4)
Vanguard Target Retirement 2015 Fund(1)	Vanguard Wellington Fund Investor Shares(1)
Vanguard Target Retirement 2020 Fund(1)	Vanguard Windsor Fund Admiral Shares
Vanguard Target Retirement 2025 Fund(1)	Vanguard Windsor II Fund Admiral Shares(4)
Vanguard Target Retirement 2030 Fund(1)	Vanguard Windsor II Fund Investor Shares(1)
Vanguard Target Retirement 2035 Fund(1)	White Mountains ESOP Fund
Vanguard Target Retirement 2040 Fund(1)
_________________________________________________________________
(1)As of August 31, 2015 investment fund was removed from the Plan.
(2)As of June 30, 2015 investment fund was removed from the Plan.
(3)As of August 7, 2015 investment fund was added to the Plan.
(4)As of August 31, 2015 investment fund was added to the Plan.
(5)As of June 15, 2016 investment fund was removed from the Plan.
(6)As of June 15, 2016 investment fund was added to the Plan.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

B.Summary of Accounting Policies
The following accounting policies, which conform to accounting principles generally accepted in the United States of America (“GAAP”), have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.
Basis of Accounting
The financial statements of the Plan are prepared under the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.
Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair value. Where observable inputs are not available, the estimated fair value is based upon internal pricing models using assumptions that include inputs that may not be observable in the marketplace but which reflect management’s best judgment given the circumstances and consistent with what other market participants would use when pricing such instruments. Shares of company stock and common stock are valued at quoted market prices as reported by a national securities exchange at year-end.
Registered investment companies are valued at the net asset value as reported by a national securities exchange at year-end. Collective trust funds are valued using NAV as a practical expedient and do not have any unfunded commitments nor include circumstances in which an otherwise redeemable investment might not be redeemable (for instance, investment that is subject to a lockup period). Units of the stable value collective trust fund are reported at fair value using the net asset value of the fund as reported in the audited financial statements of the fund. The VRST III and VRST IV stable value collective trust funds, are valued using NAV as a practical expedient and do not have any unfunded commitments nor include circumstances in which an otherwise redeemable investment might not be redeemable.
Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Capital gain distributions are included in dividend income.
In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.
Employee and Employer Contributions
The Plan records employee and employer contributions in the period in which they are earned.
Notes Receivable from Participants
Participant loans are recorded at unpaid principal plus accrued but unpaid interest. The notes receivable have no allowance for credit losses, as repayments of principal and interest are received through payroll deductions and the notes are collateralized by the participants' account balances.
Benefit Payments
Benefit payments are recorded when paid.
Risks and Uncertainties
The Plan provides various investment security options which are exposed to various risks such as interest rate, market, liquidity, and credit risks. Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

C.Investments
Fair Value Measurements
The Plan records its investments at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an "exit price"). Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). Quoted prices in active markets for identical assets or liabilities have the highest priority ("Level 1"), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities ("Level 2") and unobservable inputs, including the reporting entity's estimates of the assumptions that market participants would use, having the lowest priority ("Level 3").
In some cases, the valuation technique used to measure fair value may include inputs from multiple levels of the fair value hierarchy. The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy. Transfers between hierarchy measurement levels are recognized by the Plan as of the beginning of the reporting period.
The fair value measurements at December 31, 2016 and 2015 and their related inputs are as follows:

	December 31, 2016
	Fair value	Level 1 Inputs
Investments measured at fair value:
OneBeacon company stock	$35,435,470	$35,435,470
White Mountains stock	17,825,698	17,825,698
Total common stock	53,261,168	53,261,168

Investments measured at NAV:
Registered investment companies	291,457,097	291,457,097
Non-stable value collective trusts(1)	221,360,067	—
Stable value collective trust(1)	49,414,642	—
Total investments at fair value	$615,492,974	$344,718,265
_________________________________________________________________
(1) Investments that are measured at fair value for which NAV is used as a practical expedient are not classified within the fair value hierarchy.

	December 31, 2015
	Fair value	Level 1 Inputs
Investments measured at fair value:
OneBeacon company stock	$27,251,449	$27,251,449
White Mountains stock	16,386,285	16,386,285
Total common stock	43,637,734	43,637,734

Investments measured at NAV:
Registered investment companies	224,468,364	224,468,364
Non-stable value collective trusts(1)	211,361,636	—
Stable value collective trust(1)	50,453,239	—
Total investments at fair value	$529,920,973	$268,106,098
_______________________________________________________________
(1) Investments that are measured at fair value for which NAV is used as a practical expedient are not classified within the fair value hierarchy.
There were no investments valued using Level 2 or 3 inputs as of December 31, 2015 and 2016.
D.Nonparticipant-Directed Investments
Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments, which were contributed to the Plan during 2016, is as follows:

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

December 31, 2016
Net Assets:
Vanguard Institutional Index Fund	$38,306,008
Vanguard Federal Money Market Fund	8,427,793
Total Investments	$46,733,801

Year ended December 31,
2016
Changes in Net Assets:
Transfers in	$47,068,202
Interest and dividend income	559,630
Net appreciation	1,078,872
Transfers to participant-directed investments	(1,972,903)
Net change	$46,733,801

As discussed in Note A, $5,234,358 of these investments were used subsequent to December 31, 2016 to fund the 2016 ESOP employer contribution. At that time, these assets were transferred to participant-directed investments.

E.Party-in-Interest Transactions
The Plan invests in shares of mutual funds managed by an affiliate of Vanguard and a stable value fund and collective trusts issued by Vanguard. Vanguard acts as Trustee for all plan assets. Until June 30, 2015, the Plan also had investments, the OneBeacon Equity Fund and the OneBeacon Fully Managed Fund, which were managed by Prospector Partners, LLC (“Prospector”), a related party of OneBeacon at that time. The Plan instructed Prospector to liquidate these funds, which were then reinvested into other plan funds, and subsequently terminated the investment management agreement on June 30, 2015. Transactions in investments managed by Prospector during that time qualified as party-in-interest transactions, which are exempt from the prohibited transaction rules. Notes receivable from participants also constitute party-in-interest transactions.
Management fees to Prospector, that qualified as party-in-interest transactions, in the amount of $402,564 were incurred by the Plan in 2015. Fees paid for investment management services were included as a reduction of the return earned by each fund.
The Plan invests in the WTM Fund which is comprised of White Mountains common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the WTM Fund are recorded and maintained by Vanguard. During the years ended December 31, 2016 and 2015, the Plan purchased shares in the WTM Fund in the amount of $2,491,066 and $2,284,528, respectively; sold shares in the WTM Fund of $3,530,217 and $3,217,843, respectively; had dividend earnings of $23,489 and $23,401, respectively; and had net appreciation in the WTM Fund of $2,555,902 and $2,243,981, respectively. Dividends paid by the WTM Fund can be in the form of White Mountains common shares or cash. The total value of the Plan’s investment in the WTM Fund was $17,825,798 and $16,479,548, respectively, at December 31, 2016 and 2015. Benefit payments from the WTM Fund were $1,496,828 and $1,161,614, respectively, during the plan years ended December 31, 2016 and 2015.
The Plan invests in the OB Fund which is comprised of OneBeacon common shares and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the OB Fund are recorded and maintained by Vanguard. During the years ended December 31, 2016 and 2015, the Plan purchased shares in the OB Fund in the amount of $8,610,161 and $8,986,873, respectively; sold shares in the OB Fund of $8,561,051 and $9,275,733, respectively; had dividend earnings of $1,980,893 and $1,943,717, respectively; and had net appreciation in the OB Fund of $8,131,424 and depreciation of $8,640,810, respectively. Dividends paid by the OB Fund can be in the form of OneBeacon common shares or cash. The total value of the Plan’s investment in the OB Fund was $35,435,570 and $27,634,617 at December 31, 2016 and 2015, respectively. Benefit payments from the OB Fund amounted to $2,965,663 and $3,341,673 during the plan years ended December 31, 2016 and 2015, respectively.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

F.Tax Status
The IRS has determined that the Plan is designed in accordance with applicable sections of the IRC by a letter dated June 3, 2014. The Plan has been amended since receiving the determination letter and in February 2017, in accordance with IRS procedures, the Company filed for an updated favorable determination letter. Management believes the Plan operates in accordance with the IRC; therefore, no provision for income taxes is required.
Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2016 and 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by the Department of Labor or Internal Revenue Service. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2013.
G.Litigation Contingency
In June 2011, Deutsche Bank Trust Company Americas, Law Debenture Company of New York and Wilmington Trust Company (collectively referred to as “Plaintiffs”), in their capacity as trustees for certain senior notes issued by the Tribune Company (“Tribune”), filed lawsuits in various jurisdictions (the “Noteholder Actions”) against numerous defendants including OneBeacon, OneBeacon-sponsored benefit plans, including the Plan and other affiliates of White Mountains in their capacity as former shareholders of Tribune seeking recovery of the proceeds from the sale of common stock of Tribune in connection with Tribune's leveraged buyout in 2007 (the “LBO”). Tribune filed for bankruptcy in 2008 in the Delaware bankruptcy court (the “Bankruptcy Court”). The Bankruptcy Court granted Plaintiffs permission to commence these LBO-related actions, and in 2011, the Judicial Panel on Multidistrict Litigation granted a motion to consolidate the actions for pretrial matters and transferred all such proceedings to the United States District Court for the Southern District of New York ("SDNY"). Plaintiffs seek recovery of the proceeds received by the former Tribune shareholders on a theory of constructive fraudulent transfer asserting that Tribune purchased or repurchased its common shares without receiving fair consideration at a time when it was, or as a result of the purchases of shares, was rendered, insolvent. OneBeacon has entered into a joint defense agreement with other affiliates of White Mountains that are defendants in the action. OneBeacon and OneBeacon-sponsored benefit plans, including the Plan, received approximately $32 million for Tribune common stock tendered in connection with the LBO. The Plan received approximately $3.6 million for Tribune stock tendered in connection with the LBO. The Court granted an omnibus motion to dismiss the Noteholders Action in September 2013 and plaintiffs appealed. On March 29, 2016, a three judge panel of the U.S Second Circuit Court of Appeals affirmed the dismissal of the Noteholders Action. On July 22, 2016, the Plaintiff's petition to the Second Circuit for reconsideration or for a rehearing en banc was denied in full. On September 9, 2016 the Plaintiffs filed for a writ of certiorari, seeking review in the United States Supreme Court.
In addition, OneBeacon, OneBeacon-sponsored benefit plans, including the plan and other affiliates of White Mountains in their capacity as former shareholders of Tribune, along with thousands of former Tribune shareholders, have been named as defendants in an adversary proceeding brought by the Official Committee of Unsecured Creditors of the Tribune Company (the “Committee”), on behalf of the Tribune Company, which seeks to avoid the repurchase of shares by Tribune in the LBO on a theory of intentional fraudulent transfer (the “Committee Action”). Tribune emerged from bankruptcy in 2012, and a litigation trustee replaced the Committee as plaintiff in the Committee Action. This matter was consolidated for pretrial matters with the Noteholder Actions in the SDNY and was stayed pending the motion to dismiss in the Noteholder Action. An omnibus motion to dismiss the shareholder defendants in the Committee Action was filed in May 2014 and the motion was granted on January 6, 2017. The plaintiff has requested permission to move the SDNY to certify the decision as a final judgment capable of immediate appeal. No amount has been accrued in connection with this matter as of June 27, 2017, as the amount of loss, if any, cannot be reasonably estimated.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

H.Subsequent Events
On May 2, 2017, an indirect subsidiary of Intact Financial Corporation (“Intact”), which is based in Toronto, Ontario, Canada and is the largest provider of property and casualty insurance in Canada, and OneBeacon announced that they had entered into a definitive merger agreement which provides for the merger of such indirect subsidiary of Intact with and into OneBeacon, following the satisfaction of various closing conditions, including approval by OneBeacon’s shareholders and approval by applicable insurance regulatory authorities (the “Intact Merger”). The subsidiaries of White Mountains Insurance Group, Ltd. that own OneBeacon's common stock have executed a voting agreement in support of the Intact Merger. Under the terms of the definitive merger agreement, which has been approved by the board of directors of both companies, OneBeacon’s shareholders will be entitled to receive $18.10 for each outstanding share of OneBeacon’s common stock. Aggregate cash consideration to OneBeacon shareholders is anticipated to be approximately $1.7 billion. The Intact Merger is expected to be completed in the fourth quarter of 2017. Subsequent to the Intact Merger, OneBeacon Company Stock will no longer be an investment option under the Plan.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan
(Plan 002)
OneBeacon Services, LLC (26-3300555)
Schedule of Assets (Held at End of Year)
Form 5500, Schedule H, Part IV, Line 4i
As of December 31, 2016

(a)	(b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST OR COLLATERAL	(d) COST	(e) CURRENT VALUE
*	OneBeacon Company Common Stock	Company Stock	**	$35,435,470
*	White Mountains Common Stock	Company Stock	**	17,825,698
	Total Company Stock			53,261,168

*	Vanguard Fiduciary Trust Company	Vanguard Retirement Savings Trust III, Collective Trust	**	49,414,642
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2010 Trust II	**	13,905,190
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2015 Trust II	**	22,387,741
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2020 Trust II	**	46,623,200
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2025 Trust II	**	41,857,487
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2030 Trust II	**	34,545,162
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2035 Trust II	**	21,853,701
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2040 Trust II	**	11,174,899
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2045 Trust II	**	8,309,870
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2050 Trust II	**	3,359,165
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2055 Trust II	**	1,107,020
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement 2060 Trust II	**	748,016
*	Vanguard Fiduciary Trust Company	Vanguard Target Retirement Income Trust II	**	15,488,616
	Total Collective Trusts			270,774,709

	Pimco Funds	PIMCO Foreign Bond Fund (U.S. Dollar-Hedged): Inst'l Cl	**	1,405,658
*	Vanguard Funds	Vanguard Institutional Index Fund***	**	60,788,079
*	Vanguard Funds	Vanguard Institutional Index Fund (nonparticipant-directed)***	$37,227,135	38,306,008
*	Vanguard Funds	Vanguard Mid-Cap Index Fund Institutional Shares***	**	22,550,536
*	Vanguard Funds	Vanguard Morgan Growth Fund Admiral Shares***	**	10,128,210
*	Vanguard Funds	Vanguard Federal Money Market Fund***	**	19,078,694
*	Vanguard Funds	Vanguard Federal Money Market Fund (nonparticipant-directed)***	8,427,793	8,427,793
*	Vanguard Funds	Vanguard Small-Cap Index Fund Institutional Shares***	**	19,210,393
*	Vanguard Funds	Vanguard Total Bond Market Index Fund Admiral Shares	**	16,325,791
*	Vanguard Funds	Vanguard Total International Stock Index Fund Institutional Shares***	**	20,981,469
*	Vanguard Funds	Vanguard Wellington Fund Admiral Shares***	**	37,758,355
*	Vanguard Funds	Vanguard Windsor Fund Admiral Shares***	**	23,540,626
*	Vanguard Funds	Vanguard Windsor II Fund Admiral Shares***	**	12,955,485
	Total Registered Investment Companies		45,654,928	291,457,097

	Total Investments		$45,654,928	$615,492,974

*	Notes Receivable from Participants	Participant Loans 4.25% - 9.25%		$4,204,230
_____________________________________________________________
*    Denotes party-in-interest.
**    Cost is omitted for participant-directed investments
*** Registered Investment Companies

OneBeacon 401(k) Savings and Employee Stock Ownership Plan
(Plan 002)
OneBeacon Services, LLC (26-3300555)
Schedule of Reportable Transactions
Form 5500, Schedule H, Part IV, Line 4j
For the Plan Year Ended December 31, 2016

(a) Identity of Party Involved	(b) Description of Asset	(c) Purchase Price	(d) Selling Price	(f) Expense incurred with transaction	(g) Cost of Asset	(h) Current Value of Asset on Transaction Date	(i) Net Gain or (Loss)
Category (i): Single transaction in excess of 5% of the current value of Plan assets.
Vanguard Funds	Vanguard Federal Money Market Fund	$39,378,934	$—	$—	$39,378,934	$39,378,934	$—

Category (iii): Series of transactions in excess of 5% of the current value of Plan assets.
Vanguard Funds	Vanguard Federal Money Market Fund	39,400,696	—	—	39,400,696	39,400,696	—
Vanguard Funds	Vanguard Federal Money Market Fund	—	30,972,903	—	30,972,903	30,972,903	—
Vanguard Funds	Vanguard Institutional Index Fund	37,227,135	—	—	37,227,135	37,227,135	—

Note: There were no category (ii) and (iv) reportable transactions during 2016. There are no lease rentals relating to these transactions.